THIRD LEASE AMENDMENT AGREEMENT

THIS THIRD LEASE AMENDMENT AGREEMENT (the "Lease Amendment") is made as of December 31, 2008 by and between CRP/CAPSTONE 14W PROPERTY OWNER, L.L.C., a Delaware limited liability company, with offices c/o CB Richard Ellis, Inc., 14 Wall Street, 5th Floor, New York, New York 10005 ("Landlord") and THE STREET.COM, INC., a Delaware corporation, with an address at 14 Wall Street, 15th Floor, New York, New York 10005 ("Tenant").

WITNESSETH:

WHEREAS, W12/14 Wall Acquisition Associates LLC (a predecessor in interest to Landlord "W12/14") and Tenant did heretofore make and enter into a certain Standard Form of Office Lease dated July 22, 1999 (the "Original Lease"), as amended by that certain Amendment of Lease dated October 31, 2001, between W12/14 and Tenant and as further amended by the Second Amendment of Lease between 14 Wall Street Holding I, LLC, as predecessor in interest to Landlord, on March 21, 2007, (collectively and including this Lease Amendment, the "Lease") relating to the entire rentable area of the of the fifteenth (15th) floor and a certain portion of the Mezzanine level (the "Demised Premises") of the office building located at 14 Wall Street, New York, New York (the "Building") which leased premises are more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term thereof as well as modify other terms of the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

The terms of the Lease are hereby restated for the Demised Premises as if fully set forth at length herein. All capitalized terms used herein shall have the meanings ascribed to them in the Lease unless otherwise indicated.

The parties hereby confirm that the Lease is hereby amended and that no part of the Lease shall be modified except with respect to what is expressly stated herein. As such, in the event of a conflict between this Lease Amendment and the Lease, the terms of this Lease Amendment shall control.

MODIFICATION OF CERTAIN LEASE PROVISIONS

1. Term.

(i) The Term under the Lease shall be extended for a period of eleven (11) years and one (1) month from the expiration date set forth in the Original Lease (the "Term Extension"). The new expiration date shall be December 31, 2020 (the "Expiration Date"). All of Tenant's obligations relating to the term under the Original Lease shall now apply

through the Expiration Date, except as expressly set forth herein. Upon the execution of this Lease Amendment, Landlord covenants to use commercially reasonable efforts to obtain a Non-Disturbance Agreement from the current holder of any mortgage affecting the Building, a so-called "SNDA" in favor of Tenant on the standard form used by the holder of such superior mortgage. Tenant and Landlord agree and understand that the SNDA may be delivered upon sixty (60) days after the execution of this Lease Amendment.

2. Fixed Rent.

(i) The Fixed Rent payable pursuant to Article 38 of the Original Lease shall be amended as follows:

Period	Annual Rent	Monthly Rent
December 1, 2009 - November 30, 2010	$1,660,370.00	$138,364.17
December 1, 2010 - November 30, 2011	$1,660,370.00	$138,364.17
December 1, 2011 - November 30, 2012	$1,660,370.00	$138,364.17
December 1, 2012 - November 30, 2013	$1,660,370.00	$138,364.17
December 1, 2013 - November 30, 2014	$1,660,370.00	$138,364.17
December 1, 2014 - November 30, 2015	$1,660,370.00	$138,364.17
December 1, 2015 - December 31, 2015		$138,364.17
January 1, 2016 – December 31, 2016	$1,804,750.00	$150,395.83
January 1, 2017 - December 31, 2017	$1,804,750.00	$150,395.83
January 1, 2018 - December 31, 2018	$1,804,750.00	$150,395.83
January 1, 2019 - December 31, 2019	$1,804,750.00	$150,395.83
January 1, 2020 - December 31, 2020	$1,804,750.00	$150,395.83

(ii) Notwithstanding anything contained in this Section 2 to the contrary, but provided Tenant is not then, and continues thereafter not to be, in default of any of the terms, covenants or conditions in this Lease Amendment or the Lease on Tenant's part to observe, perform or comply with, Tenant shall be granted a Fixed Rent credit in the amount of One Million Seven Hundred Ninety Eight Thousand Seven Hundred Thirty Four ($1,798,734) Dollars (the "Fixed Rent Credit"). Tenant shall use the Fixed Rent Credit to offset its Fixed Rent obligation upon the execution of this Lease Amendment and beginning with the Fixed Rent Payment due January 1, 2009. Tenant agrees that during such period of rent abatement, Tenant shall pay all other Fixed Rent and additional rent payable under the Lease.

3. Tenant Alterations; Landlord Repairs.

(i) Landlord shall not charge Tenant in connection with any alterations during the Lease Term, other than for reimbursement of Landlord's reasonable out-of-pocket expenses related to plan review and approval and for any other related costs actually incurred.

(ii) Tenant shall have the right to select a general contractor and any subcontractors subject to Landlord's reasonable approval. Tenant shall be required to use

Landlord's contractors and engineers for alterations that involve any Building systems, and such contractors or engineers shall charge commercially reasonable rates.

(iii) Section 42(B)(c) of the Original Lease shall be modified by replacing "$100,000" with "$200,000" as the limit over which Landlord consent is required for non-structural alterations.

(iv) Section 42(I) of the Original Lease shall be modified by replacing "tenantable condition" with "as-is condition" in the 15th line thereof.

(v) Landlord agrees, at no cost to Tenant, to those repairs and work as set forth on Schedule B, attached hereto.

4. Tenant's Proportionate Share.

(i) The term "Tenant's Proportionate Share" as defined in Article 39(A)(d) of the Original Lease shall be amended to Three and 761/1000 (3.761%) percent and the term "Base Taxes" as defined in Article 39(A)(c) of the Original Lease shall mean the taxes for the 2009/2010 Tax Year, further adjusted as necessary to disregard the impact of the ICIP exemption that currently exists on the Building.

(ii) The term "Tenant's Operational Proportionate Share" under Article 39(F)(e) shall be amended to Three and 761/1000 (3.761%) percent and the term "Base Operational Year" under Article 39(F)(c) shall be amended to the 2010 calendar year and assuming a one hundred (100%) percent occupancy rate at the Building.

(iii) The term "Tenant's Projected Tax Payment" under Section 39(A)(f) of the Lease shall be amended to reflect (a) a five (5%) percent amount of the Base Taxes rather than seven (7%) percent and (b) one hundred five (105%) percent rather than one hundred seven (107%) percent.

(iv) The term "Tenant's Projected Operating Payment" under Section 39(F)(g) of the Lease shall be amended to reflect (a) a five (5%) percent amount of the Base Operating Expenses rather than seven (7%) percent and (b) one hundred five (105%) percent rather than one hundred seven (107%) percent.

5. Tenant's Surrender of The Mezzanine Space.

(i) Tenant shall surrender to Landlord that certain portion of the Mezzanine space currently in its possession, (the "Surrender Space"), on or at any time prior to January 1, 2011, upon forty five (45) days written notice to Landlord (such date of surrender referred to as the "Surrender Effective Date"). On the Surrender Effective Date, all of Tenant's rights, title and interest in and to the Surrender Space shall end, and Tenant's leasehold estate in the Surrender Space created by the Lease shall terminate expire, as if, with respect to the Surrender Space only, the Surrender Effective Date were the Expiration Date. For the period

beginning December 1, 2009 through the Surrender Effective Date, the Tenant shall be permitted to remain in possession of the Surrender Space at no Fixed Rent cost, but agrees to pay to Landlord as Additional Rent, the amount equal to $3.00 per rentable square foot ($1,637.75) per month) of the Surrender Space for Electricity usage.

(ii) On or before the Surrender Effective Date, Tenant shall quit and surrender to Landlord the Surrender Space in its "as is" condition, except that the Surrender Space shall be "broom clean" and free and clear of all movable furniture, telephones and other office equipment. The failure of Tenant to quit and surrender to Landlord the Surrender Space in the condition and in the manner provided in the immediately preceding sentence on or before the Surrender Effective Date shall be an Event of Default under the Lease, entitling Landlord to exercise any or all of its rights and remedies under the Lease, and available at law and in equity.

(iii) All of Tenant's obligations and liabilities under the Lease with respect to the Surrender Space which accrue or arise or relate to matters occurring on or before the Surrender Effective Date shall survive the Surrender Effective Date (except as modified in subsection (ii) above with respect to the condition of the Surrender Space as of the Surrender Effective Date). In addition, Tenant shall remain obligated to comply with all of the terms, covenants and conditions of the Lease with respect to the Surrender Space on Tenant's part to observe, perform and comply with, through and including the date (the "Surrender Date") which is the later of: (a) the Surrender Effective Date and (b) the date on which Tenant actually quits and surrenders to Landlord the Surrender Space in the condition and manner hereinbefore provided, and all of Tenant's obligations and liabilities under the Lease with respect to the Surrender Space which accrue or arise or relate to matters occurring on or before the Surrender Date shall survive the Surrender Date (except as modified in subsection (ii) above with respect to the condition of the Surrender Space as of the Surrender Effective Date). Nothing contained in this Section shall be deemed to extend the Surrender Effective Date or otherwise permit Tenant to hold-over its occupancy or possession of any portion of the Surrender Space beyond the Surrender Effective Date.

(iv) Tenant hereby covenants, represents and warrants to Landlord that as of the Surrender Effective Date the Surrender Space shall be free of all tenants, subtenants and other occupants and all leases and subleases created by the acts or omissions of Tenant, and there shall be no other persons or entities claiming, or who or which may claim, any rights of possession, occupancy or use of the Surrender Space or any portions thereof.

Tenant represents and warrants that Tenant has not done or suffered, and shall not do or suffer, anything whereby the Demised Premises or any fixtures, equipment or personalty incorporated therein has been or shall be assigned, sublet, pledged or encumbered in any way whatsoever.

6. Tenant Improvement Allowance.

(i) Omitted.

(ii) Tenant hereby covenants and agrees that Tenant will, at Tenant's own cost and expense, and in a good and workmanlike manner, make and complete the

work and installations in the Demised Premises in such manner so that the Demised Premises will be first-class executive and general offices.

(iii) Tenant, at Tenant's expense, shall prepare a final plan or final set of plans and specifications (which said final plan or final set of plans, as the case may be, and specifications are hereinafter called the "final plan") which shall contain complete information and dimensions necessary for alterations of the Demised Premises and will contemplate construction of interior improvement of all of the space comprising the Demised Premises. The final plan shall be submitted to Landlord for Landlord's written approval , which approval shall not be unreasonably withheld, conditioned or delayed in accordance with this Section. Landlord shall not be deemed unreasonable in withholding its consent to the extent that the final plan prepared by Tenant pursuant hereto involves the performance of work in the Demised Premises of materials or equipment that equal or exceed the building standard, which standards shall be provided to Tenant within sixty (60) days following the execution of this Lease Amendment. Tenant shall provide full building plans to Landlord with regard to the Tenant's proposed work when said plans are finalized. Landlord shall approve or disapprove said final plans within five (5) business days from receipt of same. The date upon which Landlord approves of such final plans shall be referred to the "Plan Approval Date".

(iv) In accordance with the final plan, Tenant, at Tenant's expense, will make and complete in and to the Demised Premises (hereinafter sometimes called the "Work Area") the work and installations (hereinafter called "Tenant's Work") specified in the final plan. Tenant agrees that Tenant's Work will be performed with the least possible disturbance to the occupants of other parts of the Building and to the structural and mechanical parts of the Building and Tenant will, at its own cost and expense, leave all structural and mechanical parts of the Building which shall or may be affected by Tenant's Work in good and workmanlike operating condition. Tenant, in performing Tenant's Work will, at its own cost and expense, promptly comply with all laws, rules and regulations of all public authorities having jurisdiction in the Building with reference to Tenant's Work. Tenant shall not do or fail to do any act which shall or may render the Building of which the Demised Premises are a part, liable to any mechanic's lien or other lien and if any such lien or liens be filed against the Building of which the Demised Premises are a part, or against Tenant's Work, or any part thereof Tenant will, at Tenant's own cost and expense, promptly remove the same of record within fifteen (15) business days after notice of the filing of such lien or liens; or in default thereof, Landlord may cause any such lien or liens to be removed of record by payment of bond or otherwise, as Landlord may elect, and Tenant will reimburse Landlord for all costs and expenses incidental to the removal of any such lien or liens incurred by Landlord. Tenant shall indemnify and save harmless Landlord of and from all claims, counsel fees, loss, damage and expenses whatsoever by reason of any liens, charges or payments of any kind whatsoever that may be incurred or become chargeable against Landlord or the Building of which the Demised Premises are a part, or Tenant's Work or any part thereof, by reason of any work done or to be done or materials furnished or to be furnished to or upon the Demised Premises in connection with Tenant's Work. Tenant hereby covenants and agrees to indemnify and save harmless Landlord of and from all claims, counsel fees, loss, damage and expenses whatsoever by reason of any injury or damage, howsoever caused, to any person or property occurring prior to the completion of Tenant's Work or occurring after such completion, as a result of anything done or omitted in connection therewith or arising out of any fine, penalty or imposition or out of any other matter or thing connected

with any work done or to be done or materials furnished or to be furnished in connection with Tenant's Work. At any and all times during the progress of Tenant's Work, Landlord shall be entitled to have a representative or representatives on the site to inspect Tenant's Work and such representative or representatives shall have free and unrestricted access to any and every part of the Demised Premises. Tenant shall advise Landlord in writing of Tenant's general contractor and subcontractors who are to do Tenant's Work, subject to Landlord's consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant is hereby approved as the general contractor in connection with Tenant's Work. All such contractors shall, to the extent permitted by law, use employees for Tenant's Work who will work harmoniously with other employees on the job.

(v) Tenant shall at Tenant's sole cost and expense file all necessary architectural plans and obtain all necessary approvals and permits in connection with Tenant's Work being performed by it pursuant to this Section. Tenant shall retain Landlord's designated consultant, which shall charge commercially reasonable rates, for filing and permit issuance purposes.

(vi) The following conditions shall also apply to Tenant's Work:

(1) all Tenant's Work shall be of material, manufacture, design, capacity and color at least equal to Building Standard;

(2) Tenant, at Tenant's expense shall (i) file all required architectural, mechanical and electrical drawings and obtain all necessary permits, and (ii) furnish and perform all engineering and engineering drawings in connection with Tenant's Work. Tenant shall obtain Landlord's approval of the drawings referred to in (i) and (ii) hereof, which approval shall not be unreasonably withheld, conditioned or delayed;

(3) all of Tenant's Work shall be performed by Tenant in accordance with all of the rules and regulations adopted by the Building for the performance of alterations (a copy of which will be furnished to Tenant upon Tenant's request therefor);

(4) Tenant shall have the right to use an engineer chosen by Tenant with respect to the preparation of Tenant's engineering drawings for Tenants Work, subject to Landlord's consent, which shall not be unreasonably withheld, conditioned or delayed;

(5) Tenant's Work shall be substantially completed by March 1, 2011.

(vii) To the extent that Landlord shall incur any actual, out of pocket expense in so cooperating or in rendering such assistance, Tenant shall reimburse Landlord for such expense as Additional Rent hereunder. To the extent that any such expenses, other than the cost of plan review, are substantial and unusual, Landlord shall obtain Tenant's prior written consent to incur such expenses thereof and the parties may mutually agree to alternatives to avoiding such substantial or unusual expenses.

(viii) Landlord shall allow Tenant a credit in the amount of up to Two Million Two Hundred Seventy Three Thousand Nine Hundred Eighty Five ($2,273,985) Dollars (hereinafter called the "Work Credit"), which credit shall be applied towards the out of

pocket costs and expenses of the actual construction to be performed by Tenant in the Demised Premises.

(ix) Tenant shall have until July 1, 2010 (the "Utilization Determination Date") to utilize fifteen (15%) percent of the Work Credit towards actual construction to be performed in the Demised Premises, at which time, any amounts of the fifteen (15%) percent not used shall be foregone by Tenant. For purposes hereof, the term "utilize" shall be defined as having paid invoices with contractors for defined work to be performed prior to the Substantial Completion Date at the Demised Premises. Notwithstanding anything to the contrary in sub-section 6 (viii) above, Tenant shall be allowed to apply up to eighty five (85%) percent of any Work Credit (the "Unused Work Amount") as a credit against Fixed Rent. Tenant shall notify Landlord on or prior to December 1, 2010, as to the amount of the Unused Work Amount not used on construction expenses in the Demised Premises. Tenant shall be allowed to utilize the Unused Work Amount as a credit to Fixed Rent which must be fully utilized by Tenant by October 1, 2011 with any amounts not utilized by that time foregone by Tenant.

(x) Provided that Tenant is not in default beyond notice and the expiration of any applicable grace period under any of the terms and conditions of the Lease, the Work Credit shall be payable by Landlord to Tenant upon written requisition, in installments as Tenant's Work progresses, but in no event more frequently than monthly. The amount of each installment of the Work Credit payable pursuant to any such requisition shall be an amount equal to the product obtained by multiplying the amount of the Work Credit by a fraction, the numerator of which is equal to the actual costs paid by Tenant for completed portions of Tenant's Work referenced in such requisition (as evidenced by the paid invoices delivered to Landlord in accordance with the next sentence), and the denominator of which is equal to the total estimated cost of Tenant's Work, which estimate shall be made, and certified to, by Tenant's architect in good faith based on the final plans.

(xi) Prior to the payment of any such installment, Tenant shall deliver to Landlord such written requisition for disbursement which shall be accompanied by (i) a copy of Tenant's contracts and paid invoices for the Tenant's Work referenced in such request for which Tenant is seeking reimbursement, (ii) a certificate signed by Tenant's architect or an officer of Tenant certifying that the Tenant's Work represented by the aforesaid invoices has been satisfactorily completed in accordance with the final plan and that said invoices have been paid in full, (iii) lien waivers by contractors, subcontractors and all materialmen for all such work and (iv) copies of canceled checks showing payment therefor. Landlord shall be permitted to retain from each disbursement an amount equal to ten (10%) percent of the amount requested to be disbursed by Tenant. The aggregate amount of the retainages shall be paid by Landlord to Tenant upon completion of Tenant's Work and upon receipt of (i) a certificate signed by Tenant's architect and an officer of Tenant certifying that Tenant's Work has been completed substantially in accordance with the final plan, (ii) all sign-offs, inspection certificates and any permits required to be issued by any governmental entities (including, without limitation, the Buildings Department) having jurisdiction thereover, and (iii) a general release or lien waiver from all contractors and subcontractors performing Tenant's Work releasing Landlord and Tenant from all liability for any Tenant's Work. Within fifteen (15) business days after final completion of Tenant's Work, Tenant shall (i) submit to Landlord a general release or final lien waivers from all contractors and subcontractors performing Tenant's Work releasing Landlord and Tenant

from all liability for any Tenant's Work, or (ii) bond all liens and submit to Landlord copies of all said bonds.

(xii) Landlord shall have the right to withhold payment of any portion of the Work Credit representing the reasonably estimated cost of correcting any such work which shall not have been performed in a manner reasonably satisfactory to Landlord after notice thereof to Tenant and Tenant's failure to cure same within twenty (20) business days of receipt of said notice.

7. Electricity.

(a) Tenant agrees that electric current will be supplied by Landlord and Tenant will pay Landlord or Landlord's designated agent, as additional rent for the supplying of electric current, the sum of (i) an amount computed by applying Tenant's consumption and demand for the billing period in question (as measured by the meter installed in the Demised Premises for that purpose) to the rates in Service Classification No. 4 of Consolidated Edison Company of New York, Inc. then in effect (or any successor rate classification pursuant to which Landlord purchases electricity for the Building), plus, (ii) seven (7%) percent of such amount. Bills therefor shall be rendered at such times as Landlord may elect and the amount, as computed from a meter, shall be deemed to be, and be paid as, additional rent within twenty (20) business days of rendition thereof. If any tax is imposed on Landlord's receipt from the sale or resale of electric energy to Tenant by any federal, state or municipal authority, Tenant covenants and agrees that where permitted by law, Tenant's pro rata share of such taxes shall be passed on to, and included in the bill of, and paid by, Tenant to Landlord.

(b) Any future space in the Building that is incorporated into the Demised Premises in accordance with Sections 9, 10, 11 and 12 below, shall be provided with electricity in the manner described in sub-section 7(a) above. If any meter or other equipment must be installed to furnish electric service to the Demised Premises on a sub-metered basis, as herein provided, the same shall be installed by Landlord at Landlord's expense.

(c) Tenant shall have access to Landlord's 400 amp switch on the 10th floor of the Building in the event Tenant elects to request additional electricity capacity.

8. Sublease and Assignment.

(a) Section 48(A)(a) of the Original Lease shall be amended to add ", such consent not to be unreasonably withheld, conditioned or delayed" to the end of the first sentence of such section.

(b) Section 48(B)(i) of the Original Lease shall be modified to provide for Tenant's notice to be accompanied by a fully executed term sheet rather than a photostatic copy of the proposed assignment or sublease.

(c) Section 48(E)(d) of the Original Lease shall be modified to specify that "negotiating to lease space" requires that documentation (i.e. term sheets) have been exchanged within six (6) months of the Tenant's notice and that the space under negotiation is "comparable space for a comparable term" to that being offered to the market by Tenant.

(d) Section 48(E)(f) of the Original Lease shall be modified by deleting the clause "any separately demised portion of less than 2,700 rentable square feet, provided that there shall be no" and replacing "no" in the 3rd line with "subdividing for".

(e) Section 48(E)(h) of the Original Lease shall be modified by replacing "other space" in the 3rd line with "other comparable space for a comparable term of that being offered to the market by Tenant".

9. Expansion Options-Right of First Refusal of First Option Space and Second Option Space.

(a) Tenant shall have the right of first refusal (the "Right of First Refusal") for First Option Space and Second Option Space- as defined and detailed on Schedule A attached hereto (the "Expansion Spaces" and each an "Expansion Space"). Tenant shall have ten (10) days from the date of its receipt from Landlord of a term sheet to provide written notice to Landlord of its intention to exercise its right to accept any of the Expansion Space(s) into the Demised Premises (a "Tenant Section 9 Notice"). If Tenant fails to respond to Landlord within five (5) business days, Landlord shall be free to lease such space to a third party provided, however, that if Landlord desired to enter into a lease for such Expansion Space(s) on economic terms which are less than ninety (90%) of the net effective rent offered to Tenant or if Landlord has not leased such Expansion Space(s) within twelve (12) months of Landlord's notice to Tenant, then Landlord shall re-offer the Expansion Space(s) to Tenant as provided above, at which time, Tenant shall have an additional five (5) business days to decide to exercise its right to add the Expansion Space(s) to the Demised Premises.

If Tenant accepts such Expansion Space(s), Landlord shall deliver possession of the applicable Expansion Spaces vacant, broom-clean, separately demised and in the same condition in which it existed as of the date of the applicable Tenant's Section 9 Notice with normal wear and tear excepted and subject to the conditions in subsection (c) below. Upon such delivery, the applicable Expansion Space(s) shall become part of the Demised Premises, upon all of the terms and conditions set forth in this Lease Amendment, and the Fixed Rent rate with respect to such Expansion Space(s) shall be equal to the fixed rent that the third party tenant is then willing to pay per rentable square foot for the Expansion Space(s) (excluding any rent abatement credit or period) per the final term sheet that triggered Tenant's Right of First Refusal.

(b) In the event Tenant exercises its rights under Section 9(a) above, Tenant shall at its sole cost and expense, have the right subject to Landlord's approval of plans provided that, notwithstanding anything to the contrary contained in this Lease Amendment, such approval shall not be unreasonably withheld, conditioned or delayed, to install an interconnecting staircase between the 15th and 16th floors of the Building.

(c) Prior to Tenant's acceptance of any Expansion Space(s), Landlord agrees, at its sole cost and expense, to deliver the Expansions Space(s) subject to the criteria set forth on paragraphs (v-xx) in Schedule B, attached hereto.

10. <u>Right of First Offer for Space on Tenants Elevator Bank.</u>

(a) Relating to space on Tenants elevator bank, Tenant shall have the right of first offer (the "Elevator Bank Right of First Offer") with respect to any space over five thousand (5,000) rentable square feet that becomes available in Tenant's elevator bank (the "ROFO Space"), subject to the rights of existing tenants and Landlord's right to retain such tenants, including those tenants that do not have existing renewal rights. Landlord shall provide Tenant with no less than thirty (30) days written notice of the upcoming availability of any ROFO Space along with Landlord's proposed economic terms. Tenant shall have thirty (30) days to exercise its right to add the ROFO Space to the Demised Premises. If Tenant fails to respond to such notice within thirty (30) days, Landlord shall be free to lease such space to a third party provided, however, that if Landlord desired to enter into a lease for such ROFO Space on economic terms which are less than ninety (90%) of the net effective rent offered to Tenant or if Landlord has not leased such ROFO Space within twelve (12) months of Landlord's notice to Tenant, then Landlord shall re-offer the ROFO Space to Tenant as provided above, at which time, Tenant shall have an additional thirty (30) days to decide to exercise its right to add the ROFO Space to the Demised Premises. If Tenant decides not to exercise said right at that time, Tenants right of first offer for space in the Building with respect to this Section 10 shall expire.

11. <u>Storage Space</u>.

(a) Tenant shall have the option to lease up to five thousand (5,000) useable square feet of space for storage purposes only (the "Storage Space") in the sub-grade part of the Building at Twenty ($20) dollars per usable square foot throughout the term of the Lease for storage –(the actual space to be mutually determined after the execution of this Lease Amendment). Landlord shall provide the Storage Space at no cost to Tenant for the first thirty six (36) months Tenant leases the Storage Space. Notwithstanding the foregoing, if Tenant shall not lease the Storage Space from Landlord at the time of the Execution of this Lease Amendment, Landlord shall only provide the Storage Space to Tenant to the extent the Storage Space is available at the time the Tenant actually leases the Storage Space.

12. <u>Extension of Term</u>.

(a) Tenant shall have the right to extend the term of this Lease for one (1) additional term (the "Extension Term") which shall commence on the day following the Expiration Date (the date upon which each such Extension Term shall commence is hereinafter referred to as an "Extension Term Commencement Date") and ending on the day preceding the 5th anniversary of the Extension Term Commencement Date, provided that:

(i) Tenant shall give Landlord notice (the "Extension Notice") of its election to extend the term of this Lease on or before the date that is twelve (12) months prior to the Expiration Date,

(ii) Tenant is not, after notice and expiration of applicable grace periods, in monetary or material non-monetary default of any of Tenant's obligations under the Lease as of the time of the giving of the Extension Notice and as of the Extension Term

Commencement Date, and

(iii) The Extension Notice shall be only applicable in extending the term of the Lease for all or a portion of the Demised Premises with a minimum of one full floor.

(iv) The fixed annual rent payable by Tenant to Landlord during the Extension Term shall be the fair market rent for the Demised Premises determined as of the date occurring six (6) months prior to the Extension Term Commencement Date (the "Determination Date") and which determination shall be made within a reasonable period of time after the occurrence of the Determination Date pursuant to the provisions of Section 13(c) hereof.

(b) In addition, Tenant shall pay all Additional Rent, including, but not limited to, Taxes and Operating Expenses during the Extension Term in accordance with the Original Lease as amended by this Lease Amendment.

(c) Landlord and Tenant shall endeavor to agree as to the amount of the fair market rent for the Demised Premises during the thirty (30) day period following the Determination Date. In the event that Landlord and Tenant cannot agree as to the amount of the fair market rent within such thirty (30) day period following the Determination Date, then Landlord or Tenant both agree that the dispute shall be settled by the "baseball arbitration" process provided for herein by giving notice to that effect to the other, and the party so initiating the arbitration process (the "Initiating Party") shall specify in such notice the name and address of the person designated to act as an arbitrator. Within five (5) business days after the proposal of such arbitrator, the other party (the "Other Party") shall give notice to the Initiating Party either accepting or rejecting the arbitrator that the Initiating Party has designated. If the Other Party rejects said arbitrator, the Other Party then shall specify in such notice the name and address of the person designated to act as an arbitrator. In the event of both parties not being unable to agree upon such appointment within thirty (30) days after the Other Party has rejected the Initiating Party's designation of an arbitrator and the Initiating Party's subsequent rejection of the Other Party's designation, an arbitrator shall be selected by the parties together if they cannot agree thereon within a further period of five (5) business days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in accordance with its rules then prevailing or if the American Arbitration Association (or such successor organization) shall fail to appoint said third arbitrator within fifteen (15) days after such request is made, then either party may apply on notice to the other, to the Supreme Court, New York County, New York (or any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the appointment of such arbitrator. Upon the appointment of an arbitrator, each party shall present to the arbitrator their respective value and supporting evidence for the fair market rent of the Demised Premises. The parties are specifically limited to presenting to the arbitrator only one amount for the fair market rent for the Demised Premises in dispute. The Arbitrator shall select one of the amounts presented by the parties in its final determination of the fair market rent for the Demised Premises.

(d) The fees and expenses of the arbitrator and all other expenses (not including the attorneys fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

(e) The arbitrator selected as herein provided shall have at least ten (10) years experience in the leasing and renting of office space in first class office buildings in New York City and neither Landlord nor Tenant, nor any of their respective affiliates, has engaged such arbitrator during the immediately preceding period of three (3) years.

(f) In the event Landlord or Tenant initiates the arbitration process pursuant to Section 13(c) hereof and as of the Extension Term Commencement Date, the amount of the fair market rent has not been determined, Tenant shall pay the average of the amount estimated by Landlord and Tenant to be the fair market rent, and when such determination has been made, an appropriate retroactive adjustment shall be made as of the Extension Term Commencement Date.

(g) Tenant's occupancy of the Demised Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial term of this Lease, provided, however, Tenant shall have no right to extend the term of this Lease pursuant to this Section beyond the Extension Term.

(h) If Tenant does not send the Extension Notice pursuant to provisions of Section 13 hereof, this Lease shall automatically terminate at the end of the term then in effect and Tenant shall have no further right to extend the term of this Lease.

(i) If Tenant exercises its right to extend the term of this Lease for the Extension Term pursuant to this Section, the phrases "the term of this Lease" or "the term hereof" as used in this Lease Amendment, shall be construed to include, when practicable, the Extension Term.

13. Security.

(a) Article 52(A) of the Original Lease shall be replaced with the following:

"A. Tenant has deposited with Landlord in the form of cash or a letter of credit issued by and drawn upon a commercial bank or financial institution (the "Issuing Bank"), the sum of $1,660,370.00 as security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of the Lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, the payment of Fixed Rent and additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any fixed annual rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, provisions, covenants and conditions of this Lease, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant

after the date fixed as the end of the Lease and after delivery of entire possession of the Demised Premises to Landlord. In the event of a sale of the Building or leasing of the Building, of which the Demised Premises form a part, Landlord shall have the right to transfer the security to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look solely to the new landlord for the return of said security; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord applies or retains any portion or all of the security deposited, Tenant shall forthwith restore the amount so applied or retained."

(b) In Article 52(G), where the amount $1,509,522.00 appears in the 10th line, it shall be replaced with the amount $1,660,370, and the term "Rent Commencement Date" shall be replaced with "first day of the Term Extension".

14. Stair Case.

(a) Tenant shall have the right to use the Building's fire stairs for commuting between floors and shall have the right to install a card-key access to stairways at its own cost and expense. Also at its sole cost and expense, Tenant shall have the right to install an internal staircase between the 15th & 16th floors that is in the then Demises Premises subject to the full restoration by Tenant of such stairs upon expiration or earlier termination of the lease.

15. Brokerage. Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker, or agent other than CB Richard Ellis, Inc. in connection with the extension of the term of the Demised Premises and the consummation of this Lease Amendment, and Tenant covenants and agrees to pay, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent, other than the broker(s) set forth in this Section 16, with respect to this Amendment or the negotiation thereof.

16. Confidentiality. Tenant does hereby agree that it will not publicize or announce the terms of this Amendment without first obtaining Landlord's prior written approval of the release of such publicity. Tenant agrees that there shall be no public statement or other publicity by Tenant with respect to any confidential matters concerning the transaction, including, without limitation, the amount of the rent under the Lease, the amount of brokerage commission and such matters will not be disclosed by Tenant to any person, (other than to Tenant's attorneys and accountants) without Landlord's prior written approval which may be granted or withheld in Landlord's sole and absolute discretion. In consideration for Landlord agreeing to enter into this Lease with Tenant, and in recognition of the highly proprietary nature of all of the terms of this transaction, Tenant hereby agrees to hold such information in the strictest confidence. In the event of any breach of this paragraph, Landlord will be entitled, in addition to any remedies that it may have at law or in equity, to injunctive relief or an order of specific performance.

17. Except as specifically amended and modified herein, the Lease and all of its terms and provisions is hereby affirmed and ratified by the parties. In connection therewith, Landlord and Tenant each hereby affirm that there are no defaults existing under the Lease, nor do any facts or circumstances exist which but for the giving of notice or passage of time would constitute a default under the Lease.

18. Each of the parties hereto severally agrees that they have read this Lease Amendment, that they understand the contents thereof, and that each is signing this Lease Amendment as his or her own free act and deed, without any persuasion or coercion on the part of anyone, and with full advice of counsel.

19. The terms and provisions of this Amendment are binding on and inure to the benefit of the parties hereto and their successors and permitted assigns.

20. This Amendment may be executed in counterparts each of which shall be deemed an original and all of which shall be considered one and the same agreement.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Amendment as of the day and year first above written.

CRP/CAPSTONE 14W PROPERTY OWNER, L.L.C.

By: ______________________
Name: David Gherdman
Title: Manager

THE STREET.COM, INC.

By: ______________________
Name: Thomas J. Clarke, JR.
Title: Chief Executive Officer

TENANT ACKNOWLEDGMENT

STATE OF NEW YORK)
: ss.:
COUNTY OF NEW YORK)

On the 12th day of December in the year 2008, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas J. Clarke Jr., personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the individual(s) acted, executed the instrument.

Deborah R. Slater

Notary Public

DEBORAH R. SLATER
Notary Public, State of New York
No. 01SL4773607
Qualified in New York County
Commission Expires March 6, 20 11

SCHEDULE A

Expansion Premises- First Option and Second Option Spaces

14 Wall St - Floor 16



N
PINE STREET
First Option Space
Second Option Space
NASSAU STREET
WALL STREET

SCHEDULE B

LANDLORD'S WORK

(a) Landlord, shall repair base building structural items (detailed below) within one hundred twenty (120) days after the date of execution of this Amendment:

(i) Bathrooms: Landlord shall construct an ADA compliant bathroom on the 15th floor (within close proximity to the existing water column) at Landlord's cost and expense as well as provide agreed upon improvements to base building men's and women's lavatories in keeping with the new building standard. Landlord shall ensure that the bathrooms in the Demised Premises meets the requirements under Americans with Disabilities Act of 1990 and are consistent with the building standard;

(ii) Leaks: Within forty-five (45) days of the execution of this Lease Amendment, Landlord shall investigate the leaks relating to the facade of the Building that affect the fifteen (15) windows in the Demised Premises as previously specified by Tenant, and will begin said remediation upon the execution of this Lease Amendment which Landlord shall complete in a commercially reasonable period of time (Landlord is actively pursuing the cause for the leaks and subsequent damage and during the process of investigation, Landlord shall continue to repair the damage on a ongoing basis). Upon ten (10) day written notice from Tenant to Landlord that new damage exists due to the aforementioned leaks, Landlord shall remove and replace the damaged material and apply a fresh coat of paint; said work shall be completed by Landlord prior to 9:00AM and after 5:00PM;

(iii) Ceiling Tiles: Within forty-five days of the execution of this Lease Amendment, Landlord shall remediate the ceiling tiles in the ten (10) rooms in the Demised Premises specified by Tenant on the floor-plan attached hereto as Schedule B attached hereto, by removing old tiles and replacing them with new tiles. All debris and refuse creating during such remediation shall be cleaned up and removed by Landlord at its sole cost and expense. Said ceiling tile remediation may be conducted by Landlord at all hours of the day;

(iv) Tenant and Landlord to walk the space together at a mutually agreeable time to identify the areas requiring repairs. Tenant shall make cosmetic repairs (i.e. painting, clean-up, etc.) following Landlord's repairs. Landlord agrees to compensate Tenant for up to Twelve Thousand Fifty ($12,050) Dollars of Tenant's cosmetic work which is required as a result of the water damage.

(v) Landlord shall accept all responsibility for the installation and maintenance/repair of fire signs in the Demised Premises.

(vi) Landlord to provide sprinkler flow and tamper switches that are in good working order and connected to the Building Class E System;

(vii) Landlord shall fireproof all exposed structural steel in accordance with all applicable codes, and provide code compliant fire stopping in all openings in the rated floors, walls or shaft assemblies located in the space;

(viii) Firestopping of any penetrations in rated construction assemblies of the core walls and floor slabs above and below the Demised Premises;

(ix) Landlord to provide ACP-5 after demolition of any space in the Expansion Spaces;

(x) Landlord shall ensure walls of Building core (including mechanical, electrical and toilet rooms, elevator and stair walls, and walls enclosing Building riser spaces and shafts) are in good condition and constructed as required to provide the appropriate fire rating per New York City code. Landlord shall patch/repair major imperfections in core walls;

(xi) Tenant may request that the existing ceiling grid is removed in certain areas of the space such that higher ceiling heights are achievable. In such areas, Landlord shall repair the slab to an agreed upon aesthetic standard (to be discussed);

(xii) Landlord shall provide adequate hookup to meet Tenant's requirements for a Class E System, in accordance with existing code;

(xiii) Perimeter convector covers will be repaired or replaced as necessary, and primed for finish painting;

(xiv) Perimeter induction units are in good working order and will be capable of meeting the Building's HVAC system;

(xv) All perimeter windows shall be in good working order and condition and repaired at Landlord's expense, if necessary;

(xvi) Landlord to provide valved connections at the existing condenser water riser for Tenant's supplemental air conditioning use;

(xvii) If Tenant elects to lease the Expansion Space(s), Landlord shall cooperate with Tenant's architect to combine the units in a mutually agreeable manner, should full demolition of any Expansion Space not be required or necessary;

(xviii) The Expansion Spaces (as defined in Section 9) shall be delivered in compliance with all local laws and a Certificate of Occupancy;

(xix) Landlord shall insulate the mechanical room on the 16th floor to mitigate noise propagated to the occupied space; and

(xx) Landlord's Work (exclusive of the work being performed on the bathrooms (the "Bathrooms") as part of Landlord's work) shall conclusively be deemed to have been in satisfactory condition upon thirty (30) days after Landlord notifies Tenant that the work is complete, unless, within five (5) business days thereafter, Tenant notifies Landlord, in detail, of any respects in which the Landlord's Work was not then in such condition, except for latent or structural defects.